Exhibit 10.18

September 18, 2026

Jeremiah Hux

Re: Employment Terms

Dear Jeremy,

After thoughtful consideration and our in-depth discussions with you, we believe that your vision, leadership, and passion align with our mission and the exciting growth trajectory we envision ahead. Elroy Air, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer of the Company on the following terms:

Position

You will be responsible for leading the financial strategy of the Company and shaping its future, reporting directly to Andrew Clare, Chief Executive Officer. Your primary responsibilities will include, but not be limited to:

●	Financial Management: Develop and manage the Company’s financial strategy, including budgeting, fundraising, and investor relations, to ensure long-term financial stability and growth.

●	Strategic Leadership: In collaboration with the CEO and founders, help define and lead the overall vision, strategy, and direction of the Company, ensuring alignment with the Company’s Board of Directors (the “Board”) and key stakeholders.

●	Operational Excellence: Oversee financial operations and procedures, ensuring that the Company’s financial processes and resources are optimized for efficiency, scalability, and success.

●	Compliance & Governance: Ensure that the Company is compliant with all legal, regulatory, and ethical standards, working closely with the Board to uphold strong corporate governance practices.

This is a full-time position, with remote work and work from home flexibility. Your in-person presence in our Byron, California office (the “Elroy Site”) is expected for some portion of each week, except when your duties in a given week require air travel to other locations. A visit to the Elroy Site is required for large company events (e.g. company offsites, annual holiday events, etc.), and you will be expected to travel as-needed to fulfill your duties or as otherwise requested by the Company. The Company may alter your position duties and work location from time to time, in its discretion (subject to your ability to resign for Good Reason, as defined below).

Compensation and Benefits

Your initial base salary will be paid at the gross annualized rate of $400,000 USD per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

If you join the Company, you will also be eligible to earn a one-time bonus of $50,000, less applicable withholdings (the “Sign-On/Retention Payment”). The Company will advance you the Sign-On/Retention Payment prior to it being earned within 30 days after your Start Date. You will earn the Sign-On/Retention Payment if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If your employment with the Company is terminated by the Company for Cause (as defined below) or you resign your employment without Good Reason (as defined below), in either event, prior to the one-year anniversary of your Start Date, you agree to repay, within 90 days of your last day of employment with the Company, the gross amount of the entire Sign-On/Retention Payment paid to you by the Company in advance of becoming earned.

You will be eligible to earn multiple bonuses, described in the following section, which we will label Equity-Performance-Award and Production-Transition-Bonus.

Equity-Performance-Award: Subject to approval by the Board, the Company anticipates granting you an equity-performance award of 777,612 restricted stock units (“RSUs”), with each RSU representing the right to receive one share of the Company’s common stock upon vesting (the “Performance RSUs”). For the avoidance of doubt, the aforementioned number of RSUs is calculated in shares of common stock of the Company as a privately held company (“PrivCo Units”). In connection with the closing of the Company’s deSPAC transaction (the “deSPAC Transaction”) this number may undergo a proportional conversion into units with respect to shares of common stock (“PubCo Units”) of the successor publicly held company (“PubCo”) based on the applicable conversion or exchange ratio governing such transaction.

The anticipated Performance RSUs will be governed by the terms and conditions of the Company’s 2016 Equity Incentive Plan (the “Plan”) and an RSU award agreement (the “RSU Agreement”). The Performance RSUs shall be subject to dual-condition vesting requiring the satisfaction of both a performance-based vesting condition and a continued service-based vesting condition as set forth below. Both conditions must be satisfied to vest in the Performance RSUs.

(a)	Performance-Based Condition: The Performance RSUs will satisfy the performance-based vesting condition if the price of the common stock of the Company after the closing of the deSPAC Transaction (the “Closing”) is greater than or equal to $15.00 per share for 20 days during any 30-trading day period commencing on the one-year anniversary of the Closing and ending on the four-year anniversary of the Closing, subject to your continuous service with the Company through the date such achievement is certified by the Board or its designee; and

(b)	Service-Based Condition: 33.333% of the RSUs shall satisfy the service-based condition on each of the first two (2) anniversaries of the Closing, and 33.334% of the RSUs shall satisfy the service-based condition on the third anniversary of the Closing, in each case subject to your continuous service through each applicable date.

The Performance RSUs shall vest on the later of (i) the date the applicable performance based condition is certified as achieved, and (ii) the date the corresponding annual service-based condition is satisfied. In no event shall the RSUs settle prior to the satisfaction of both conditions. The Performance RSUs will be settled in accordance with the terms of the RSU Agreement. The Performance RSUs will be forfeited to the extent they have not vested prior to the date of your termination of service with the Company.

Production-Transition-Bonus: If, as determined in the Board’s sole discretion, the Company successfully transitions from R&D to production and delivers two (2) aircraft to customers (the “Milestone”) while you are employed by the Company as its CFO, the Company will pay you a bonus, less payroll deductions and withholdings, on the next payroll period after the milestone has been met of $100,000 (the “Production-Transition Bonus”). The Production-Transition Bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Whether you’ve successfully achieved the criteria to earn the Equity-Performance-Award and the Production-Transition-Bonus will be determined by the Board in its good faith discretion. The Production-Transition Bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Upon the successful closing of the de-SPAC Transaction, the compensation committee of the board of directors of PubCo will work in good faith to establish a performance-based equity incentive award for you, targeting an aggregate potential equity ownership of 1.0% of PubCo’s outstanding common stock (inclusive of the grants referenced in this paragraph), on a fully diluted basis, calculated as the total number of common shares outstanding if all outstanding convertible securities, options, warrants, restricted stock unit awards and unallocated shares under equity incentive plan pools were allocated, exercised, granted, settled or converted into common stock. This “True-Up Grant” will be subject to performance hurdles, vesting criteria, and approval by the board of directors of PubCo or the compensation committee of such board. The 1.0% ownership amount will be calculated to only include the sum of the PubCo converted values of a) the 777,612 Performance RSUs and b) the 2,332,835 Sign-On RSUs, each outlined in this letter, and c) the RSUs or other equity awards in the True-Up Grant as part of such 1.0% ownership amount. Any other shares, options, warrants, RSUs, awards or grants owned by or granted to you will be excluded from the calculation. The award will be subject to the terms of PubCo’s equity incentive plan and form of award and grant agreement approved by such board.

Before December 2027, you and the Company will mutually determine your base salary, next series of bonuses (achievements and compensation values), and equity compensation (subject to approval by the Board or its designee) for the subsequent 12-month period.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities. Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employee’s ability to take vacation is not a form of additional wages for services performed but rather evidences the Company’s commitment to provide exempt employees with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. The Company may change compensation and benefits from time to time in its discretion.

Equity

Subject to approval by Board, the Company anticipates granting you an award of 2,332,835 RSUs, with each RSU representing the right to receive one share of the Company’s common stock upon vesting (the “Sign-On RSUs”). For the avoidance of doubt, the aforementioned number of RSUs is calculated in current PrivCo Units. In connection with the closing of the deSPAC Transaction, this number may undergo a proportional conversion into PubCo Units based on the applicable conversion or exchange ratio governing such transaction.

The anticipated Sign-On RSUs will be governed by the terms and conditions of the Plan and an RSU Agreement, and will vest in accordance with the following schedule, as described in the applicable RSU Agreement: 25% will vest on the Company’s first regularly scheduled quarterly vesting date that coincides with or first follows the first anniversary of your Start Date (the “First Vesting Date”) subject to your continued service with the Company through such date, and the remaining 75% will vest in equal quarterly installments over the next three years following the First Vesting Date, subject in all cases to your continued service with the Company through each vesting date, such that the Sign-On RSUs will be 100% vested on the first regularly scheduled quarterly vesting date that coincides with or first follows the fourth anniversary of the Start Date. The Company’s regular quarterly vesting dates are February 15th, May 15th, August 15th, and November 15th of each calendar year.

Severance

If, at any time following your Start Date the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (other than as a result of your death or disability) (such termination referred to as a “Qualifying Termination”), provided such termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your satisfaction of the “Conditions for Receipt of Severance Benefits and Accelerated Vesting (as applicable)” set forth below and your continued compliance with the terms of this offer letter agreement (including without limitation the Employee Confidential Information and Invention Assignment Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

●	Cash Severance: The Company will pay you, as cash severance, six (6) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in a lump sum within sixty (60) days following your Separation from Service date.

●	Vesting Acceleration: The Company will accelerate the vesting of the time or service-based vesting conditions applicable to your RSUs or other equity awards as to the number of shares that would have time or service vested in accordance with the applicable vesting schedule of the RSUs as if you had been in service for an additional twelve (12) months as of your Separation from Service date (based upon months of service and not the occurrence of corporate events or milestones). Such acceleration shall be effective as of the effective date of your termination of employment. Any performance-based vesting conditions applicable to any RSUs will not be accelerated but will be measured based on performance through the date of termination of employment, and such RSUs will be forfeited to the extent such performance conditions are not satisfied upon or before the date of termination of employment.

Accelerated Vesting

If within ninety (90) days prior to or within twelve (12) months following the closing of a Change in Control (as defined in the Plan but which, for the avoidance of doubt, shall not be deemed to be triggered by the deSPAC Transaction) you are subject to a Qualifying Termination, provided such Qualifying Termination constitutes a Separation from Service, then subject to your satisfaction of the “Conditions for Receipt of Severance Benefits and Accelerated Vesting (as applicable)” set forth below and your continued compliance with the terms of this offer letter agreement (including without limitation the Employee Confidential Information and Inventions Assignment Agreement), the time based or service-based vesting requirements of any then-unvested and outstanding portion of your RSUs or other equity awards shall accelerate in full such that the RSUs or other equity awards shall be deemed immediately vested, from a time or service-based perspective, as of your Separation from Service date, and any unearned share price performance hurdles shall be evaluated against the per-share transaction price of the Change in Control event such that if a performance hurdle is met based on the transaction price, the performance-based vesting condition shall be deemed satisfied and if any other performance vesting conditions exist, other than share price, they will be deemed to have been satisfied at the better of target or actual performance through the Change of Control event (the “Accelerated Vesting”).

Resignation; Termination For Cause; Death or Disability

If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than your rights to the then-vested portion of your RSUs (subject to the terms of the Plan) and any other rights to which you are entitled under the Company’s benefit programs.

Conditions for Receipt of Severance Benefits and Accelerated Vesting (as applicable)

Prior to and as a condition to your receipt of the Severance Benefits and Accelerated Vesting (as applicable) described above, you shall execute and deliver to the Company an effective resignation letter from the Board, if you are a director, and a release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

Definitions

For purposes of this Agreement, “Cause” for termination will mean: (1) persistent, willful and continued failure to substantially perform your duties hereunder (other than such failure resulting from your incapacity due to physical or mental illness), following notice by the CEO, Board or anyone authorized on behalf of the Board to deliver the details of such failure, if such condition or event is not cured within thirty (30) days of such notice (or such longer cure period as may be provided by the Board in such notice); (2) engagement in acts of fraud or embezzlement, as determined by the Board in good faith; (3) a breach of fiduciary duties owed to the Company or any of its subsidiaries; (4) engagement in willful misconduct or gross negligence that results in or is reasonably expected to result in material harm to the Company or any of its subsidiaries; (5) your commission or conviction or plea of guilty or nolo contendere, to a charge that constitutes a felony (or local equivalent thereof) or a crime involving moral turpitude; (6) material breach of any Company or subsidiary policy; (7) breach of your Employee Confidential Information and Invention Assignment Agreement or intentional and unauthorized disclosure or use of confidential information or trade secrets of the Company; or (8) your gross misconduct. Except as otherwise specifically noted herein, with respect to clauses (4) and (6) above, if the relevant breach is reasonably susceptible to cure, as determined by the Board in its discretion, then you shall have thirty (30) days following written notice by the Board of such breach to cure such breach, prior to such breach being deemed “Cause” hereunder. The Board, acting in good faith, shall determine whether your conduct constitutes Cause in its discretion.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without your consent: (1) a material reduction in your Base Salary, which you and the Company agree is a reduction of at least 25% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in your duties, responsibilities or authority (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); (3) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; or (4) the requirement that you report to any person or entity other than the CEO or the Board. In order to resign for Good Reason you must: (a) give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (b) allow the Company at least 30 days from receipt of such written notice to cure such event (the “Cure Period”); and (c) if such event is not reasonably cured within the Cure Period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the Cure Period. In the event that the Board notifies you of Cause to terminate your employment, or you notify the Board of your intention to terminate your employment without Good Reason, as of such notification date, you will no longer be eligible to resign for Good Reason and avail yourself of the benefits available to you in such circumstance. Notwithstanding the previous language, in the event that the Board notifies you of the right to terminate your employment for Cause, and such termination does not constitute Cause as determined by arbitration or judicial determination, then you will be deemed to have been terminated without Cause as of the date of such termination notification. In the event of any resignation by you for Good Reason due to a material reduction in your base salary, for purposes of determining any Severance Benefits to which you are entitled as a result of such resignation, the base salary for such calculations shall be deemed to be the base salary in effect immediately prior to any such reduction.

Compliance with 409A

It is intended that the Severance Benefits set forth in this offer letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this offer letter agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this offer letter agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Section 280G

In the event that the benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this letter agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

At-Will Employment and Exempt Status

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Your employment with the Company will be “at-will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an officer of the Company other than yourself.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. To accommodate the parties’ convenience and to facilitate a timely resolution, the arbitration proceedings may, at the request of either party, be conducted remotely via videoconference or other digital communication platforms as agreed upon by the parties and the arbitrator. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be signed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by September 24, 2026 if you wish to accept employment at the Company under the terms described above. If you accept our offer, your start date with the Company will be on or before October 26, 2026 (the “Start Date”).

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Andrew Clare
Andrew Clare
Chief Executive Officer
Elroy Air

Understood and Accepted:

/s/ Jeremiah Hux
Jeremiah Hux

Date 9/18/2026

Attachment: Employee Confidential Information and Inventions Assignment Agreement

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